CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 8, 2013 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of U.S. Concrete, Inc., which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

Dallas, Texas
April 18, 2013